Exhibit 10.1

Chicago Bridge & Iron 1999 Long-Term Incentive Plan
Agreement and Acknowledgment of 2005 Restricted Stock Award

     This Agreement and Acknowledgment (the “Agreement”) between you and the Committee (the “Committee”) for the 1999 Chicago Bridge & Iron Long-Term Incentive Plan (the “Plan”) of Chicago Bridge & Iron Company, a Delaware corporation (the “Company”), states the terms of and your rights concerning the Restricted Stock Units (“Units”) hereby awarded to you pursuant to the Plan.

     This Agreement is subject to the terms of the Plan (which is incorporated in this Agreement by this reference) which describes your rights and the conditions and limitations affecting those rights. Together, the Plan and this Agreement state all of the rights and obligations of the parties concerning this Restricted Stock Award. Unless defined otherwise, all capitalized terms used in this Agreement shall have the same meaning as used in the Plan.

     The award represented by this Agreement is not valid unless you sign and return the Agreement and Acknowledgement on the last page.

Overview of Your Restricted Stock Units

     Number of Restricted Stock Units Granted:

     Date of Grant:                    April **, 2005

     Conditions for Vesting:

(a) Performance Condition:	Audited cumulative earnings per share, excluding special charges, as publicly reported to shareholders on a post-split basis, of $****** for the years 2005 and 2006.

and

(b) Service Condition:	Your employment with the Company or any of its Subsidiaries or affiliated companies does not terminate prior to January 31, 2008, except as provided in paragraph 3 below.

     Date of Lapse of Period of Restrictions:

Date	Percentage of Award Vesting
January 31, 2008	100%, subject to satisfaction of both Conditions for Vesting described above

Other Terms and Conditions

     1. Form of Award.

          This is an award of Restricted Stock Units, with each Unit being a bookkeeping unit representing your right to be issued and to receive a common share (“Share”) of the Company’s parent, Chicago Bridge & Iron Company N.V. (“Parent”) upon the lapse of risks of forfeiture after satisfaction of the Conditions for Vesting of such Units.

     2. Payment of Award.

          If and to the extent the Conditions for Vesting have been satisfied, payment of the Award will be made on the Date of Lapse of Period of Restriction specified above by delivery from the Company to you (or if you have died, to your Beneficiary), of certificates for the Shares issued in respect of Restricted Stock Units which have not been forfeited.

     3. Conditions for Vesting.

          No payment of the Award will be made and all Restricted Stock Units subject to the Award shall be forfeited unless both Conditions for Vesting specified in (a) and (b) below are satisfied, subject to the exceptions in (c) below.

          (a) Performance Condition.

          The Performance Condition for vesting will be satisfied if and only if audited cumulative earnings per share, excluding special charges, as publicly reported to shareholders, equals or exceed a total of $*****/share on a post-split basis for the years 2005 and 2006. If as of December 31, 2006, cumulative earnings per share for 2005 and 2006 do not equal or exceed $*****/share on a post-split basis, all Restricted Stock Units subject to this Award shall be forfeited as of December 31, 2006.

          (b) Service Condition.

          The Service Condition for vesting will be satisfied if and only if your employment with the Company or any of its Subsidiaries or affiliated companies has not terminated prior to the Date of Lapse of Period of Restriction specified above. If your employment with the Company and its Subsidiaries or affiliated companies terminates prior to the Date of Lapse of Period of Restriction, whether before or after the Performance Condition is satisfied, all Restricted Stock Units subject to this Award shall be forfeited as of the date of termination of employment.

          (c) Exceptions.

                  (i) Death or Disability. If a termination of employment during the Period of Restriction is a result of death or Disability, the Service Condition for vesting shall be deemed satisfied, and if but only if the Performance Condition for vesting is also satisfied, the Restricted Stock Units subject to this Award shall be fully vested and nonforfeitable upon the later of the date the Performance Condition is satisfied or the date of death or termination of employment for Disability, and shall be paid on the Date of Lapse of Period of Restriction specified above.

                  (ii) Retirement or Dismissal for the Convenience of the Company. If a termination of employment during the Period of Restriction is a result of Retirement (as defined below), or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee) during the Period of Restriction, the Committee in its sole discretion may but need not deem the Service Condition to be waived or satisfied; subject in any case to such limitations, restrictions, reduction of the percentage of Restricted Stock Units vested, or alternative conditions, as the Committee in its discretion deems appropriate. If and to the extent the Performance Condition is also satisfied, Restricted Stock Units subject to this Award shall be paid on the Date of Lapse of Period of Restriction specified above.

                  (iii) For purposes of this Agreement, “Retirement” shall mean a termination of employment that is a “Retirement” as defined in the Plan but only if such a termination of employment also is (i) not the result of an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, (ii) not to enable your taking employment with a company engaged in the engineering or design, materials procurement, fabrication, erection, repair, or modification of steel tanks or other steel plate structures and associated systems unless such employment has the prior written approval of the Committee, and (iii) upon advance written notice to the Committee and agreement on such terms and conditions which the Committee in its sole discretion deems appropriate to achieve a smooth transition of duties.

     4. Dividends and Voting.

          If, following the satisfaction of the Performance Condition until the Date of Lapse of Period of Restrictions:

          (a) cash dividends are paid on Shares, the Company will make an annual payment to you, in the form of compensation, in an amount equivalent to such cash dividends with respect to Shares represented by the Restricted Stock Units which have been awarded to you and which have not been forfeited, or, at the Company’s sole discretion, make such payments at the time such dividends are paid; and

          (b) dividends in Shares are paid on Shares, you shall be credited with additional Restricted Stock Units in respect of such additional Shares, which shall be subject to the same restrictions and terms and conditions of the Plan and this Agreement as the Restricted Stock Units with respect to which they were credited.

           You may not direct the voting of the Shares represented by the Restricted Stock Units during the Period of Restriction until the Shares have been issued and you are informed that voting rights have been passed through to you.

     5. Restricted Stock Unit Restrictions.

          The Restricted Stock Units awarded under this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily, by operation of law or otherwise, unless the Performance Condition and Service Condition for vesting have been satisfied and the applicable Date of Lapse of Period of Restrictions has occurred. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, before the applicable Date of Lapse of Period of Restrictions, all Restricted Stock Units shall be forfeited as of the date of such pledge, transfer, disposition, attachment, execution, garnishment or lien.

          The Shares issued in respect of Restricted Stock Units granted under this Agreement shall be freely transferable by you upon distribution to you pursuant to paragraph 2 above.

     6. Change in Control Vesting Not Applicable

          Article 13 of the Plans (“Change in Control”) shall not apply to this Award, except to the extent otherwise determined by the Committee in its sole discretion at any time, subject in any case to such limitations, restrictions, reduction of the percentage of Restricted Stock Units vested, or alternative conditions, as the Committee in its discretion deems appropriate.

     7. Limitations of Other Law

          In the event that applicable law of any jurisdiction may, as determined in the sole discretion of the Committee, limit, impede, restrict or prohibit any issuance of Restricted Stock Units pursuant to the Plan or this Agreement or any of their terms, then this Agreement shall, in the sole discretion of the Committee, be amended to the extent necessary, or rescinded, to comply with any such law.

     8. Retention Options

          If your Restricted Stock Shares or Units vest and the applicable Date of Lapse of Period of Restrictions occurs while you are actively employed by the Company or any of its Subsidiaries or affiliated companies, you shall automatically be granted Options (“Retention Options”) on the following terms and conditions to purchase a number of Shares of the Company’s common stock equal to 40% of the number of Restricted Stock Shares or Units that vest.

           (a) The Option Grant Date is the date that the respective Restricted Stock vests. The Option Price is the closing price of the Shares on the Grant Date.

          (b) The vested Restricted Stock Shares issuable to you are called the “Retention Shares.” If you have elected to have the Company retain Shares to cover required tax withholding, the net Shares issuable to you are the Retention Shares. The Retention Shares will be credited to an account set up for the participant at Salomon Smith Barney in Chicago.

          (c) The Retention Options that have not terminated earlier as provided in subsection (d) will vest and become exercisable seven (7) years from Grant Date. However, vesting will be accelerated to three (3) years from Grant Date if as of that date all of the Retention Shares are still (and have continuously been) held by the you, except for the following permitted transfers:

                  (1) You may transfer of all or part of the Retention Shares by gift to a Permitted Transferee. For this purpose a “Permitted Transferee” is any one or more of (i) your spouse, (ii) your lineal descendants, (iii) your lineal ancestors, (iv) the spouses of your lineal descendants or lineal ancestors, (v) a trust all the beneficiaries of which are yourself or persons described in clauses (i) through (iv), or (vi) a family partnership all the partners of which, are yourself or persons described in clauses (i) through (iv). A Permitted Transferee need not retain the Retention Shares, but you will not be entitled to acceleration of exercise of your Retention Options if a Permitted Transferee disposes of the Retention Shares, other than by gift to another Permitted Transferee, before the third (3rd) anniversary of the Date of Grant. The Committee may require transferred Retention Shares to be maintained in an account for the Permitted Transferee at Salomon Smith Barney.

                  (2) You or your Permitted Transferee may sell or otherwise dispose of the Retention Shares after a termination of your employment with the Company if, but only if, that termination of employment is a result of death, Retirement, Disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee) (a “Regular Termination”).

          (d) The Retention Options will terminate 10 years from the Grant Date (the “Option Term”) and will terminate earlier upon or following certain terminations of employment with the Company or any of its Subsidiaries or affiliated Companies, depending on the circumstances of the termination of employment, as follows:

                  (1) If your employment terminates during the Option Term other than by a Regular Termination, your Retention Options (whether or not they have yet become exercisable under subsection (c)) will terminate on your termination of employment.

                  (2) If your employment terminates during the Option Term by a Regular Termination, your Retention Options that are not then vested and exercisable will be vested and will become exercisable after termination of employment as provided in subsection (c) above unless sooner terminated under (3), (4) and (5) below.

                  (3) If your employment terminates during the Option Term by reason of death, or Disability which does not qualify as Retirement, your Retention Options will terminate one year after the date of death or Disability (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term;

                  (4) If your employment terminates during the Option Term by reason of Retirement, your Retention Options will terminate five years after the date of such Retirement (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term;

                  (5) If your employment terminates during the Option Term due to dismissal for the convenience of the Company, other than an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, your Retention Options will terminate three months after the date your employment terminates (whether or not they have yet become exercisable under subsection (c)), but in no event later than the expiration of the Option Term.

          (e) You may exercise your Retention Options only in a manner and at a time in accordance with procedures adopted by the Committee in accordance with the Plan. During your lifetime, your Retention Options shall be exercisable only by you or your Permitted Transferee. You may not assign or transfer any interest in your Retention Options, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution, or by designation of a beneficiary in accordance with the provisions of the Plan, or by gift to a Permitted Transferee in accordance with procedures approved by the Committee.

Please acknowledge your designation by the Committee to participate in the Plan and this Agreement, and your agreement to abide by the provisions of the Plan as amended and this Agreement, by signing below and returning a copy of the entire agreement including this page in the enclosed envelope to the attention of Sally Humphrey, Plainfield Human Resources by Friday, May 6, 2005 .

Agreement and Acknowledgment

By signing a copy of this Agreement and returning it to Human Resources, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to receive and to vest in Restricted Stock. Without limiting the generality of the preceding sentence, I understand that my right to acquire Shares in respect of my Restricted Stock Units is conditioned upon (1) satisfaction of the earnings per share performance condition specified above in this Agreement and (2) my continued employment with Chicago Bridge & Iron Company or its eligible Subsidiaries or Affiliates through the end of the applicable Period of Restrictions as set forth above in this Agreement and the Plan.

Participant

Date: